Exhibit 10.2
SOMNIGROUP INTERNATIONAL INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
Non-Qualified Premium-Priced Stock Option Agreement
Scott L. Thompson
This Non-Qualified Premium-Priced Stock Option Agreement dated as of June 23, 2025 (this “Agreement”), between Somnigroup International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified above (the “Optionee”).
1.Grant of Option. Pursuant and subject to the Company’s Amended and Restated 2013 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to the Optionee a premium-priced stock option (the “Option”) to purchase from the Company all or any part of a total of 1,200,000 shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (the “Stock”). The Option shall be granted in three tranches, each with a separate price per share (the “Exercise Prices”), in accordance with the table below. The “Grant Date” of this Option is June 23, 2025:

Tranche	Number of Option Shares	Exercise Price
1	400,000	Market Value of the Stock on the Grant Date, rounded up to nearest whole dollar (“Tranche 1 Exercise Price”)
2	400,000	Tranche 1 Exercise Price plus $5.00
3	400,000	Tranche 1 Exercise Price plus $10.00
2.Character of Option. This Option is not to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.Duration of Option. Subject to the next sentence, this Option shall expire at 11:59 p.m. (Lexington, KY local time) on the date immediately preceding the tenth anniversary of the Grant Date. However, this Option is subject to earlier termination as provided in Section 5 below and this Option shall continue to be exercisable following the tenth anniversary of the Grant Date as provided in Section 15 below.
4.Vesting; Exercise of Option. Until the expiration of this Option pursuant to Section 3 or Section 5 of this Agreement, the Optionee may exercise it as to the number of Option Shares identified in the table below, in full or in part, at any time on or after the applicable vesting date or dates identified in the table, provided the Optionee remains continuously employed with the Company as the Chief Executive Officer and President or Executive Chairman, or otherwise employed as the Optionee and the Committee may agree, through the applicable vesting date or dates (except as provided at Section 5, below). However, subject to Section 5 of this Agreement, during any period that this Option remains outstanding after the Optionee’s employment with the Company and its Affiliates ends, the Optionee may exercise it only to the extent it was vested and exercisable immediately prior to the end of the Optionee’s employment.

Vesting Date for Option Shares in Installment	Number of Shares in Each Installment
	Tranche 1	Tranche 2	Tranche 3
June 23, 2026 June 23, 2027 June 23, 2028 June 23, 2029	100,000 100,000 100,000 100,000	100,000 100,000 100,000 100,000	100,000 100,000 100,000 100,000
Section 7.1(e) of the Plan sets forth the procedure for exercising this Option by paying cash or a check made payable to the order of the Company in an amount equal to the aggregate Exercise Price of the Stock to be purchased, or by delivering other shares of Stock of equivalent Market Value. The Optionee may also exercise this Option pursuant to a formal cashless exercise program as referred to in Section 7.1(e) of the Plan, subject to the terms and conditions referred to in Section 7.1(e) of the Plan.
5.Termination or Acceleration in Certain Cases. The Option shall be subject to early termination prior to the tenth anniversary of the Grant Date or accelerated vesting in certain circumstances, as described below. Notwithstanding anything contained in this Section 5 to the contrary, however, in no event (other than pursuant to Section 15) shall the Option become or remain exercisable to any extent after the expiration date provided by Section 3. The provisions of Sections 3 and 5 hereof shall be subject to the terms of the Employment Agreement.
(a)Termination by the Optionee’s Voluntary Resignation Without Good Reason. If the Optionee’s employment with the Company or its Affiliates is terminated by the Optionee’s voluntary resignation without Good Reason, (i) the Option shall remain exercisable for the duration of the Post-Termination Exercise Period (defined below), for that number of Option Shares for which this Option shall have become exercisable pursuant to Section 4 above (i.e., the “vested” Option Shares) as of the date of such termination of employment; and (ii) the Option Shares that have not yet become vested Option Shares pursuant to Section 4 above as of the date of such termination of employment shall irrevocably expire, and the Optionee shall have no right to purchase any such unvested Option Shares.
(b)Termination by the Company other than For Cause or By the Optionee for Good Reason. If the Optionee’s employment with the Company or its Affiliates is terminated by the Company or an Affiliate, other than For Cause, or by the Optionee for Good Reason, all of the Option Shares that have not become vested Option Shares pursuant to Section 4 above as of the date of such termination of employment shall immediately become vested Option Shares and shall remain outstanding and exercisable for the duration of the Post-Termination Exercise Period.
(c)Termination by the Company For Cause. If the Company or any of its Affiliates terminates the Optionee’s employment For Cause, the Option and all of the Option Shares (whether or not then vested) shall be forfeited and shall expire and terminate immediately as of the date of such termination of employment.
(d)Death or Long-Term Disability. If the Optionee dies or the Company or any of its Affiliates terminates the Optionee’s employment due to the Optionee’s long-term disability (within the meaning of Section 409A of the Code), all of the Option Shares that have not become vested Option Shares pursuant to Section 4 as of the date of death or such termination of employment shall immediately become vested Option Shares and the Option shall remain outstanding and exercisable for the duration of the Post-Termination Exercise Period.

(e)Change of Control. If a Change of Control occurs, then Section 9(a) of the Plan (as in effect on the date hereof, unless amended in a manner more favorable to Optionee) shall apply to the Options and Option Shares, except that for purposes of such provisions the terms “For Cause” and “Good Reason” shall have the meanings set forth in this Agreement. The Company (or any successor organization) may require the Optionee to enter into a stock option agreement that replaces this Agreement and reflects the terms described above.
(f)For the purposes of this Agreement:
(i)“Blackout Period” shall mean any period when Optionee is prohibited under applicable securities laws from making purchases and sales of the Company’s securities.
(ii)“Change of Control” shall have the meaning set forth in the Plan.
(iii)“Employment Agreement” shall mean the Amended and Restated Employment and Non-Competition Agreement, dated as of June 23, 2025, between the Company and Optionee, as amended and in effect from time to time;
(iv)“Employee”, “employment,” “employed” “termination of employment” and “cease to be employed,” and other words or phrases of similar import, shall mean the continued provision of substantial services to the Company or any of its Affiliates (or the cessation or termination of such services) as an employee or non-employee director.
(v)“Post-Termination Exercise Period” means the period commencing on the date of Optionee’s termination of employment and ending on the last day of the three (3) year period commencing on the later of (i) the expiration of any applicable Blackout Period (as defined above) in which such termination of employment occurs and (ii) the date of such termination of employment.
(vi)“For Cause” shall have the meaning assigned to such term in the Employment Agreement; and
(vii) “Good Reason” shall have the meaning assigned to such term in the Employment Agreement;
6.Transfer of Option. Except as provided in Section 6.4 of the Plan, neither this Option nor any Option Shares nor any rights hereunder to the underlying Stock may be transferred except by will or the laws of descent and distribution, and during the Optionee’s lifetime, only the Optionee may exercise this Option.
7.Incorporation of Plan Terms. Except as otherwise provided herein in Section 5 above, this Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to Section 8 of the Plan, “Adjustment Provisions”, and the limitations on the Company’s obligation to deliver Option Shares upon exercise set forth in Section 10 of the Plan, “Settlement of Awards”. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Plan will control.
8.Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof, and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee. This Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.

9.Tax Consequences.
(a)The Company makes no representation or warranty as to the tax treatment of this Option, including upon the exercise of this Option or upon the Optionee’s sale or other disposition of the Option Shares. The Optionee should rely on his own tax advisors for such advice. Notwithstanding the foregoing, the Optionee and the Company hereby acknowledge that both the Optionee and the Company may be subject to certain obligations for tax withholdings, social security taxes and other applicable taxes associated with the vesting or exercise of the Options or the issuance of the Option Shares to the Optionee pursuant to this Agreement. The Optionee hereby affirmatively consents to the transfer between his employer and the Company of any and all personal information necessary for the Company and his employer to comply with its obligations.
(b)All amounts earned and paid pursuant to this Agreement are intended to be paid in compliance with, or  exempt from, Section 409A of the Code.  This Agreement, and all terms and conditions used herein, shall be interpreted and construed consistent with that intent.  However, the Company does not warrant all such payments will be exempt from, or paid in compliance with, Section 409A.  The Optionee bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.
10.Certain Remedies.
(a)If at any time prior to the later of (y) the two (2) year period after termination of the Optionee’s employment with the Company and its Affiliates, and (z) the period that includes the date (after a termination of Optionee’s employment with the Company and its Affiliates) on which all of the Option Shares granted hereunder and capable of becoming vested Option Shares so become vested Option Shares (the last day of such later period being the “Covenant Termination Date”), any of the following occur:
(i)the Optionee unreasonably refuses to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;
(ii)the Optionee accepts employment or a consulting or advisory engagement with (A) any Competitive Enterprise (as defined in Section 10(c)) of the Company or its Affiliates or (B) any Significant Retailer (as defined in Section 10(d)) or the Optionee otherwise engages in competition with the Company or its Affiliates;
(iii)the Optionee acts against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting the Optionee’s new employer to recruit or employ, an employee of the Company or any Affiliate without the Company’s written consent;
(iv)the Optionee fails to protect and safeguard while in his possession or control, or surrender to the Company upon termination of the Optionee’s employment with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by the Optionee;
(v)the Optionee solicits or encourages any person or enterprise with which the Optionee has had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them;

(vi)the Optionee takes any action or makes any statement, written or oral, that disparages the business, products, services or management of Company or its Affiliates, or any of their respective directors, officers, agents, or employees, or the Optionee takes any action that is intended to, or that does in fact, damage the business or reputation of the Company or its Affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its Affiliates; or
(vii)the Optionee breaches any confidentiality obligations the Optionee has to the Company or an Affiliate, the Optionee fails to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, the Optionee uses confidential information of the Company or its Affiliates for his own benefit or gain, or the Optionee discloses or otherwise misuses confidential information or materials of the Company or its Affiliates (except as required by applicable law); then
(1)this Option shall terminate and be cancelled effective as of the date on which the Optionee entered into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Agreement or the Plan;
(2)any Stock acquired and held by the Optionee pursuant to the exercise of this Option during the Applicable Period (as defined in Section 10(b) below) may be repurchased by the Company at a purchase price equal to the Exercise Price per share; and
(3)any after-tax proceeds realized by the Optionee from the sale of Stock acquired through the exercise of this Option during the Applicable Period shall be paid by the Optionee to the Company.
(b)The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one (1) year prior to the Optionee’s termination of employment with the Company or any Affiliate and ending on the Covenant Termination Date.
(c)The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products. Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix A hereto, which may be amended by the Company from time to time upon notice to the Optionee. At any time the Optionee may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise. Such determination will be made within fourteen (14) days after the receipt of sufficient information from the Optionee about the enterprise, and the determination will be valid for a period of ninety (90) days from the date of determination.
(d)The term “Significant Retailer” means those retailers identified in Appendix A hereto under the heading “RETAILERS.” The Optionee acknowledges that the Significant Retailers may now or in the future compete directly or indirectly with the Company, and that, whether or not a Significant Retailer competes directly with the Company, the Optionee because of his knowledge of the industry and his knowledge of confidential information about the Company’s commercial relationships with many large retailers, including one or more of the Significant Retailers, could damage the Company’s competitive position and business if he or she worked with a Significant Retailer in any of the capacities described above.

11.Right of Set Off. By executing this Agreement, the Optionee consents to a deduction from any amounts the Company or any Affiliate owes the Optionee from time to time, to the extent of the amounts the Optionee owes the Company under Section 10 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to the Optionee to the extent that the exercise of such set-off right would violate any applicable law. If the Company does not recover by means of set-off the full amount the Optionee owes the Company, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company upon the Company’s demand.
12.Nature of Remedies.
(a)The remedies set forth in Sections 10 and 11 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative. The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.
(b)The Company shall be entitled to place a legend on any certificate evidencing any stock acquired upon exercise of this Option referring to the repurchase right set forth in Section 10(a) above. The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 10(a) has occurred or is reasonably likely to occur.
13.No Right to Employment. This Agreement does not give the Optionee any right to continue to be employed by the Company or any of its Affiliates, or limit, in any way, the right of the Company or any of its Affiliates to terminate the Optionee’s employment, at any time, for any reason not specifically prohibited by law.
14.Clawback Policy. The Optionee acknowledges receipt of a copy of the Company’s Clawback Policy, and acknowledges and agrees that all shares of Stock issued under this Agreement will be subject to the Clawback Policy or any amended version thereof and any other clawback policy adopted by the Board of Directors of the Company, in each case to the extent the Clawback Policy or any other clawback policy applies by its terms to the Optionee. By accepting this Award, the Optionee agrees that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to the Clawback Policy or any such other clawback policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from the Optionee’s accounts, or pending or future compensation or Awards.
15. Notwithstanding Section 3 or Section 5 (excluding subsection 5(c)) above, if the Option will expire at a time that the Optionee is prohibited by the Company’s insider trading or similar policy, as determined by the Committee, from exercising an Option and immediately selling the Option Shares, or any portion thereof, the Option shall remain outstanding and be exercisable, as provided above, during the first five business days (whether or not consecutive) during which such exercise and sale would be permitted under such policy, as determined by the Committee, and shall expire at the end of the last of such five days.
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In Witness Whereof, the parties have executed this Stock Option Agreement as of the date first above written.
SOMNIGROUP INTERNATIONAL INC.

By:__/s/ Bhaskar Rao_____________________________
        Bhaskar Rao
Executive Vice President and Chief Financial Officer, Somnigroup

SCOTT L. THOMPSON (“OPTIONEE”)

/s/ Scott L. Thompson
Signature of Optionee